Exhibit 99.1

First Financial Service Corporation

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Gregory S. Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Recognized by U.S. Banker

Elizabethtown, Kentucky, June 28, 2006 — First Financial Service Corporation (the Company, Nasdaq: FFKY), parent company for First Federal Savings Bank of Elizabethtown, today announced that it has been recognized by U.S. Banker as 47th among the top 200 publicly traded community banks in the United States.

The listing, which appears in the July 2006 edition of U.S. Banker, was compiled by rating the top 200 publicly held bank holding companies in the United States under $1 billion by a three-year average return on stockholders’ equity. First Financial Service Corporation’s average three-year return on stockholders’ equity placed the Company among the top 200 companies in our Nation.

“We are pleased to be nationally recognized by U.S. Banker,” noted President and Chief Executive Officer, B. Keith Johnson. “This recognition highlights the commitment our remarkable group of associates have for our customers, the communities we partner with daily, and our shareholders as we strive to provide the best service in banking.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services. Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release. Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.